CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statement Nos. 333-107721, 333-112871, 333-140820, and 333-158099 on Form S-8 of our report dated December 29, 2011, relating to the consolidated financial statements of LiveDeal, Inc. and Subsidiaries as of September 30, 2011 and 2010 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended, included in the Annual Report on Form 10-K of LiveDeal, Inc. and Subsidiaries, for the year ended September 30, 2011. It should be noted that we have not audited any consolidated financial statements of the company subsequent to September 30, 2011, or performed any audit procedures subsequent to the date of our report.

Mayer Hoffman McCann, P.C.
Phoenix, Arizona
December 29, 2011